EXHIBIT 11

                            COMVERSE TECHNOLOGY, INC.

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                                   (UNAUDITED)
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                    THREE MONTHS ENDED
                                                                             APRIL 30, 1999      APRIL 30, 2000
Basic earnings per share:

     Net income                                                                 $   35,637         $    56,405
                                                                                ==========         ===========

Weighted average number of outstanding common shares                               138,642             155,193
                                                                                 =========         ===========

Basic earnings per share                                                         $    0.26         $      0.36
                                                                                 =========         ===========


Diluted earnings per share:

     Net income                                                                 $   35,637         $    56,405
     Interest expense on convertible debentures, net of tax                              -               3,638
                                                                                ----------         -----------

     Adjusted net income                                                        $   35,637         $    60,043
                                                                                ==========         ===========


Weighted average number of outstanding common shares                               138,642           155,193
Additional shares assuming exercise of stock options                                13,060              15,120
Additional shares assuming conversion
            of convertible debentures                                                    -              13,954
                                                                                 ---------         -----------


Weighted average number of outstanding common shares
     assuming full dilution                                                        151,702             184,267
                                                                                 =========         ===========

Diluted earnings per share                                                      $     0.23         $      0.33
                                                                                ==========         ===========



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